Exhibit 99.1

Jack in the Box Inc. Reports First Quarter FY 2014 Earnings; Updates Guidance for FY 2014

SAN DIEGO--(BUSINESS WIRE)--February 19, 2014--Jack in the Box Inc. (NASDAQ: JACK) today reported earnings from continuing operations of $33.0 million, or $0.75 per diluted share, for the first quarter ended January 19, 2014, compared with earnings from continuing operations of $26.1 million, or $0.59 per diluted share, for the first quarter of fiscal 2013.

Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains from refranchising, were $0.75 in the first quarter of fiscal 2014 compared with $0.59 in the prior year quarter.

A reconciliation of non-GAAP measurements to GAAP results is provided below, with additional information included in the attachment to this release. Figures may not add due to rounding.

	16 Weeks Ended
	January 19, 2014	January 20, 2013
Diluted earnings per share from continuing operations – GAAP	$0.75	$0.59
Restructuring charges	−	0.01
Gains from refranchising	(0.01)	(0.01)
Operating earnings per share – non-GAAP	$0.75	$0.59

Lenny Comma, chairman and chief executive officer, said, “We had a great first quarter, with a 27 percent increase in operating earnings per share resulting from solid same-store sales growth at both Jack in the Box® and Qdoba Mexican Grill®, margin expansion and lower overhead.”

Increase in same-store sales:

	16 Weeks Ended January 19, 2014	16 Weeks Ended January 20, 2013
Jack in the Box:
Company	2.1%	2.1%
Franchise	1.8%	1.8%
System	1.9%	1.9%
Qdoba:
Company	2.0%	1.7%
Franchise	2.6%	0.5%
System	2.3%	1.1%

“Jack in the Box company same-store sales increased 2.1 percent for the quarter, driven by growth in both late-night and breakfast dayparts,” Comma said. “Jack in the Box system same-store sales growth for the quarter of 1.9 percent exceeded that of the QSR sandwich segment by 2.4 percentage points for the comparable period, according to The NPD Group’s SalesTrack® Weekly for the 16-week time period ended January 19, 2014. Included in this segment are 15 of the top QSR sandwich and burger chains in the country.

“Qdoba same-store sales in the first quarter increased 2.0 percent for company restaurants and 2.3 percent system-wide. Company performance reflected less discounting and continued growth in catering sales.”

Consolidated restaurant operating margin increased by 130 basis points to 18.3 percent of sales in the first quarter of 2014, compared with 17.0 percent of sales in the year-ago quarter. Restaurant operating margin for Jack in the Box restaurants increased 200 basis points to 19.1 percent of sales. The improvement was due primarily to sales leverage, the benefit of refranchising, and lower food and packaging costs. The decrease in food and packaging costs as a percentage of sales resulted from the benefit of price increases and favorable product mix changes, which partially offset commodity inflation of approximately 1.7 percent. Restaurant operating margin for Qdoba restaurants decreased 30 basis points to 16.4 percent of sales, due primarily to higher maintenance and repair costs and credit card fees, and commodity inflation of approximately 0.1 percent, which were partially offset by the benefit of less discounting and growth in catering sales.

SG&A expense for the first quarter decreased by $7.5 million and was 13.1 percent of revenues as compared to 14.7 percent in the prior year quarter. The decrease reflects a $5.3 million reduction in pension expense resulting from higher discount rates, the company’s early retirement program and restructuring activities, and a $2.2 million decrease in advertising costs resulting primarily from the Jack in the Box refranchising strategy. Advertising costs were also lower at Qdoba due to changes in the timing of advertising activities. These decreases were partially offset by higher employee relocation costs. Mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans positively impacted SG&A by $1.4 million in the first quarter of 2014 and $1.3 million in the first quarter of 2013.

The company is continuing its efforts to improve its cost structure and identify opportunities to reduce G&A as well as improve restaurant profitability across both brands. As a result, restructuring charges of $0.3 million, or less than $0.01 per diluted share, were recorded during the first quarter of 2014 as compared to $0.8 million, or approximately $0.01 per diluted share, during the first quarter of 2013. These charges are included in “Impairment and other charges, net” in the accompanying consolidated statements of earnings.

Gains from refranchising were $0.5 million in the first quarter of 2014, or approximately $0.01 per diluted share, compared with $0.7 million, or approximately $0.01 per diluted share, in the prior year quarter. Amounts in both years represent additional proceeds received as a result of the extension of underlying franchise and lease agreements for previously refranchised Jack in the Box restaurants.

The tax rate for the first quarter of 2014 was 37.3 percent versus 30.9 percent for the first quarter of 2013. The lower tax rate in the first quarter of fiscal 2013 was due primarily to legislation that retroactively reinstated Work Opportunity Tax Credits, which have not been reauthorized in 2014.

In the third quarter of 2013, following the completion of the company’s previously disclosed review of market performance for its Qdoba brand, 62 company-operated Qdoba restaurants were closed, and the results of operations, impairment charges, lease obligations and other exit costs for these restaurants are included in discontinued operations in the accompanying consolidated statements of earnings for all periods presented. Discontinued operations for the first quarter of fiscal 2014 include after-tax charges related to the Qdoba restaurant closures of approximately $0.01 per diluted share, as compared to $0.05 for the first quarter of fiscal 2013.

Discontinued operations also include charges related to the previously announced outsourcing of the company’s distribution business, which was completed in the first quarter of fiscal 2013. As a result of the outsourcing, the company recorded after-tax charges which reduced diluted net earnings per share by approximately $0.01 in the first quarter of fiscal 2014 and $0.07 in the first quarter of fiscal 2013. These charges and the results of operations for the distribution business are included in discontinued operations in the accompanying consolidated statements of earnings for all periods presented.

The company repurchased approximately 1,579,000 shares of its common stock in the first quarter of 2014 at an average price of $48.80 per share for an aggregate cost of $77.0 million. This leaves $59.7 million remaining under a $100 million stock-buyback program previously authorized by the company’s board of directors that expires in November 2015. In February 2014, the company’s board of directors authorized an additional $200 million stock-buyback program that also expires in November 2015.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the second quarter ending April 13, 2014, and the fiscal year ending September 28, 2014. Fiscal 2014 is a 52-week year, with 16 weeks in the first quarter, and 12 weeks in each of the second, third and fourth quarters.

Second quarter fiscal year 2014 guidance

  Same-store sales are expected to increase approximately 1.5 to 2.5 percent at Jack in the Box company restaurants versus a 0.9 percent increase in the year-ago quarter.
  Same-store sales are expected to increase approximately 2.0 to 3.0 percent at Qdoba company restaurants versus a 1.8 percent decrease in the year-ago quarter.

Fiscal year 2014 guidance

  Same-store sales are expected to increase approximately 1.5 to 2.5 percent at Jack in the Box company restaurants.
  Same-store sales are expected to increase approximately 2.0 to 3.0 percent at Qdoba company restaurants.
  Overall commodity costs are expected to increase by approximately 1 percent for the full year.
  Restaurant operating margin for the full year, which reflects an approximate 20 basis points impact from the July 2014 minimum wage increase in California, is expected to be approximately 18.0 to 18.5 percent, depending on same-store sales and commodity inflation.
  SG&A as a percentage of revenue is expected to be approximately 13.5 to 14.0 percent as compared to 14.8 percent in fiscal 2014. G&A as a percentage of system-wide sales is expected to decline to approximately 3.8 percent in fiscal 2014 from 4.3 percent in fiscal 2013.
  Impairment and other charges as a percentage of revenue are expected to be approximately 70 basis points, excluding restructuring charges.
  Approximately 10 new Jack in the Box restaurants are expected to open, including approximately 3 company locations.
  Approximately 50 new Qdoba restaurants are expected to open, of which approximately 20 are expected to be company locations. The company has decided to delay some previously expected openings to incorporate strategies arising from its brand positioning work.
  Capital expenditures are expected to be $75 to $85 million.
  The tax rate is expected to be approximately 37 to 38 percent.
  Operating earnings per share, which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains from refranchising, are expected to range from $2.20 to $2.35 in fiscal 2014 as compared to operating earnings per share of $1.82 in fiscal 2013.

Conference call

The company will host a conference call for financial analysts and investors on Thursday, February 20, 2014, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box Inc. corporate website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:30 a.m. PT on February 20.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,250 restaurants in 21 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 600 restaurants in 46 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the following: the success of new products and marketing initiatives; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, and risks relating to expansion into new markets; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

Operating earnings per share, a non-GAAP measure, is defined by the company as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising. Management believes this non-GAAP financial measure provides important supplemental information to assist investors in analyzing the performance of the company’s core business. In addition, the company uses operating earnings per share in establishing performance goals for purposes of executive compensation. The company encourages investors to rely upon its GAAP numbers but includes this non-GAAP financial measure as a supplemental metric to assist investors. This non-GAAP financial measure should not be considered as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, this non-GAAP financial measure used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below is a reconciliation of non-GAAP operating earnings per share to the most directly comparable GAAP measure, diluted earnings per share from continuing operations. Figures may not add due to rounding.

	16 Weeks Ended
	January 19, 2014	January 20, 2013
Diluted earnings per share from continuing operations – GAAP	$0.75	$0.59
Restructuring charges	−	0.01
Gains from refranchising	(0.01)	(0.01)
Operating earnings per share – non-GAAP	$0.75	$0.59

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)
(Unaudited)

	Sixteen Weeks Ended
	January 19, 2014	January 20, 2013
Revenues:
Company restaurant sales	$338,828	$348,906
Franchise revenues	111,253	105,429
	450,081	454,335
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	108,238	112,537
Payroll and employee benefits	93,816	99,576
Occupancy and other	74,709	77,369
Total company restaurant costs	276,763	289,482
Franchise costs	55,510	52,488
Selling, general and administrative expenses	59,156	66,686
Impairment and other charges, net	1,909	3,253
Gains on the sale of company-operated restaurants	(461)	(748)
	392,877	411,161
Earnings from operations	57,204	43,174
Interest expense, net	4,542	5,365
Earnings from continuing operations and before income taxes	52,662	37,809
Income taxes	19,652	11,700
Earnings from continuing operations	33,010	26,109
Losses from discontinued operations, net of income tax benefit	(724)	(5,420)
Net earnings	$32,286	$20,689

Net earnings per share - basic:
Earnings from continuing operations	$0.78	$0.61
Losses from discontinued operations	(0.02)	(0.13)
Net earnings per share (1)	$0.76	$0.48
Net earnings per share - diluted:
Earnings from continuing operations	$0.75	$0.59
Losses from discontinued operations	(0.02)	(0.12)
Net earnings per share (1)	$0.74	$0.47

Weighted-average shares outstanding:
Basic	42,434	42,997
Diluted	43,838	44,356

(1) Earnings per share may not add due to rounding

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)

	January 19, 2014	September 29, 2013
ASSETS
Current assets:
Cash and cash equivalents	$9,933	$9,644
Accounts and other receivables, net	40,695	41,749
Inventories	7,862	7,181
Prepaid expenses	28,030	19,970
Deferred income taxes	26,685	26,685
Assets held for sale	5,543	11,875
Other current assets	323	108
Total current assets	119,071	117,212
Property and equipment, at cost	1,527,023	1,516,913
Less accumulated depreciation and amortization	(767,143)	(746,054)
Property and equipment, net	759,880	770,859
Intangible assets, net	16,207	16,390
Goodwill	149,235	148,988
Other assets, net	268,435	265,760
	$1,312,828	$1,319,209
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$20,854	$20,889
Accounts payable	27,394	36,899
Accrued liabilities	132,839	153,886
Total current liabilities	181,087	211,674
Long-term debt, net of current maturities	399,098	349,393
Other long-term liabilities	277,280	286,124
Stockholders’ equity:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	—	—
Common stock $0.01 par value, 175,000,000 shares authorized, 79,381,880 and 78,515,171 issued, respectively	794	785
Capital in excess of par value	323,616	296,764
Retained earnings	1,204,109	1,171,823
Accumulated other comprehensive loss	(61,433)	(62,662)
Treasury stock, at cost, 37,504,794 and 35,926,269 shares, respectively	(1,011,723)	(934,692)
Total stockholders’ equity	455,363	472,018
	$1,312,828	$1,319,209

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Sixteen Weeks Ended
	January 19, 2014	January 20, 2013
Cash flows from operating activities:
Net earnings	$32,286	$20,689
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	28,454	30,016
Deferred finance cost amortization	675	729
Deferred income taxes	(1,257)	(1,370)
Share-based compensation expense	3,801	4,062
Pension and postretirement expense	4,233	9,584
Gains on cash surrender value of company-owned life insurance	(3,117)	(2,836)
Gains on the sale of company-operated restaurants	(461)	(748)
Losses (gains) on the disposition of property and equipment	992	(832)
Impairment charges and other	393	4,458
Loss on early retirement of debt	—	939
Changes in assets and liabilities, excluding acquisitions and dispositions:
Accounts and other receivables	1,582	38,766
Inventories	(682)	26,361
Prepaid expenses and other current assets	(8,274)	11,980
Accounts payable	(5,636)	(33,966)
Accrued liabilities	(16,781)	(9,141)
Pension and postretirement contributions	(6,558)	(5,525)
Other	(5,998)	(3,201)
Cash flows provided by operating activities	23,652	89,965
Cash flows from investing activities:
Purchases of property and equipment	(21,310)	(21,394)
Purchases of assets intended for sale and leaseback	—	(13,357)
Proceeds from the sale of assets	2,105	13,513
Proceeds from the sale of company-operated restaurants	468	833
Collections on notes receivable	894	1,848
Acquisitions of franchise-operated restaurants	(1,750)	(7,800)
Other	36	2,042
Cash flows used in investing activities	(19,557)	(24,315)
Cash flows from financing activities:
Borrowings on revolving credit facilities	163,000	385,148
Repayments of borrowings on revolving credit facilities	(103,000)	(445,148)
Proceeds from issuance of debt	—	200,000
Principal repayments on debt	(10,330)	(165,305)
Debt issuance costs	—	(4,386)
Proceeds from issuance of common stock	17,650	10,733
Repurchases of common stock	(84,318)	(26,888)
Excess tax benefits from share-based compensation arrangements	5,307	675
Change in book overdraft	7,880	(19,406)
Cash flows used in financing activities	(3,811)	(64,577)
Effect of exchange rate changes on cash and cash equivalents	5	—
Net increase in cash and cash equivalents	289	1,073
Cash and cash equivalents at beginning of period	9,644	8,469
Cash and cash equivalents at end of period	$9,933	$9,542

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table presents certain income and expense items included in our condensed consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.

CONSOLIDATED STATEMENTS OF EARNINGS DATA

	Sixteen Weeks Ended
	January 19, 2014	January 20, 2013
Revenues:
Company restaurant sales	75.3%	76.8%
Franchise revenues	24.7%	23.2%
Total revenues	100.0%	100.0%
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging (1)	31.9%	32.3%
Payroll and employee benefits (1)	27.7%	28.5%
Occupancy and other (1)	22.0%	22.2%
Total company restaurant costs (1)	81.7%	83.0%
Franchise costs (1)	49.9%	49.8%
Selling, general and administrative expenses	13.1%	14.7%
Impairment and other charges, net	0.4%	0.7%
Gains on the sale of company-operated restaurants	(0.1)%	(0.2)%
Earnings from operations	12.7%	9.5%
Income tax rate (2)	37.3%	30.9%

(1) As a percentage of the related sales and/or revenues.
(2) As a percentage of earnings from continuing operations and before income taxes.

The following table presents Jack in the Box and Qdoba company restaurant sales, costs and costs as a percentage of the related sales. Percentages may not add due to rounding.

SUPPLEMENTAL COMPANY-OPERATED RESTAURANTS STATEMENTS OF EARNINGS DATA
(Dollars in thousands)

	Sixteen Weeks Ended
	January 19, 2014		January 20, 2013
Jack in the Box:
Company restaurant sales	$243,871		$267,176
Company restaurant costs:
Food and packaging	79,865	32.7%	87,798	32.9%
Payroll and employee benefits	67,482	27.7%	77,002	28.8%
Occupancy and other	49,987	20.5%	56,589	21.2%
Total company restaurant costs	$197,334	80.9%	$221,389	82.9%
Qdoba:
Company restaurant sales	$94,957		$81,730
Company restaurant costs:
Food and packaging	28,373	29.9%	24,739	30.3%
Payroll and employee benefits	26,334	27.7%	22,574	27.6%
Occupancy and other	24,722	26.0%	20,780	25.4%
Total company restaurant costs	$79,429	83.6%	$68,093	83.3%

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table summarizes the year-to-date changes in the number and mix of Jack in the Box and Qdoba company and franchise restaurants:

	January 19, 2014			January 20, 2013
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of year	465	1,786	2,251	547	1,703	2,250
New	—	5	5	3	6	9
Acquired from franchisees	4	(4)	—	1	(1)	—
Closed	—	(2)	(2)	—	(4)	(4)
End of period	469	1,785	2,254	551	1,704	2,255
% of Jack in the Box system	21%	79%	100%	24%	76%	100%
% of consolidated system	61%	85%	78%	63%	85%	78%
Qdoba:
Beginning of year	296	319	615	316	311	627
New	6	8	14	3	14	17
Acquired from franchisees	—	—	—	6	(6)	—
Closed	(1)	(8)	(9)	—	(8)	(8)
End of period	301	319	620	325	311	636
% of Qdoba system	49%	51%	100%	51%	49%	100%
% of consolidated system	39%	15%	22%	37%	15%	22%
Consolidated:
Total system	770	2,104	2,874	876	2,015	2,891
% of consolidated system	27%	73%	100%	30%	70%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
Media Contact:
Brian Luscomb, (858) 571-2291